                                                   1933 Act File No. 333-30221
                                                    1940 Act File No. 811-8273

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549


                            FORM N-18F-1
            Notification of Election Pursuant to Rule 18f-1
               Under the Investment Company Act of 1940

                     BUILDERS PROLOAN FUND, INC.

                      NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                              SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the Registrant has caused this Notification of Election to be duly executed on its behalf in the City of St. Louis and the State of Missouri on the 17th day of October, 1997.

                                          BUILDERS PROLOAN FUND, INC.


                                          /s/ John W. Stewart
                                          -----------------------------------
                                          John W. Stewart, President

Attest:


/s/ John W. Stewart
---------------------------
John W. Stewart
Secretary